Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
ULTRA PETROLEUM CLOSES SALE OF CHINA INTERESTS AND
APPOINTS ROGER A. BROWN TO THE BOARD OF DIRECTORS
HOUSTON, Texas — October 24, 2007 — Ultra Petroleum Corp. (NYSE: UPL) today reported the closing on its previously announced sale of Sino-American Energy Company which represents all of Ultra’s interest in Bohai Bay, China. The transaction’s effective date is June 30, 2007. The purchaser of the Bohai Bay asset is SPC E&P (China) Pte Ltd, a wholly-owned subsidiary of Singapore Petroleum Company Limited.
The company is also announcing the appointment of Roger A. Brown to the Board of Directors. He will serve on the Audit and Nominating and Corporate Governance Committees. Mr. Brown was most recently Vice President Strategic Initiatives for Smith International, Inc., and prior to that, President of Smith Technologies, a division of Smith International. He retired from Smith earlier this year. He holds a Bachelor of Science, Economics, History and Political Science and a Juris Doctorate all from the University of Oklahoma.
“We are delighted to quickly close the sale of our Bohai Bay assets,” commented Michael D. Watford, Chairman, President and Chief Executive Officer. “And, we are very fortunate to have Mr. Brown join our Board of Directors. His leadership and knowledge of the energy sector will be a valuable asset for Ultra as we continue to execute our business plan,” Watford added.
Conference Call Webcast Scheduled for October 31, 2007
Ultra Petroleum’s third quarter 2007 conference call will be available via live audio webcast at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Wednesday, October 31, 2007. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through February 20, 2008.
Ultra Petroleum Corp. is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming — the Pinedale and Jonah Fields. Ultra is listed on the New York Stock Exchange under the symbol “UPL”. The Company had 151,892,002 shares outstanding as at June 30, 2007.

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This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for crude oil and natural gas, particularly in Wyoming, the timing and extent of the Company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the Company with the SEC.
This release can be found at http://www.ultrapetroleum.com
For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email:info@ultrapetroleum.com
Website:www.ultrapetroleum.com

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